                         OEM BASIC TRANSACTION AGREEMENT
                                     BETWEEN
                         TEXAS INSTRUMENTS INCORPORATED
                                       AND
                              PROJECTAVISION, INC.

     This Agreement dated 9 September 1996 (the "Agreement") is entered into between Texas Instruments Incorporated, (hereafter referred to as "TI"), a Delaware Corporation doing business at 13532 North Central Expressway, Dallas, Texas 75243, USA, acting through its Corporate Venture Projects, and Projectavision, Inc., (hereafter referred to as "Projectavision"), a Delaware Corporation doing business at 2 Penn Plaza, Suite 640, New York, NY 10121, (each individually referred to as a "Party" and collectively referred to as the "Parties").

     Whereas, Projectavision is engaged in the sale of projection systems and TI is engaged in the business of manufacturing and selling Digital Light Processing(TM) (DLP(TM)) projection subsystems, based on the Digital Micromirror Device(TM) (DMD(TM)) which have applications in commercial and consumer markets;

     Whereas, the parties desire to put into place this Agreement which establishes the terms and conditions under which Projectavision may issue purchase orders for the purchase of goods offered for sale by TI.

     The parties hereby agree as follows:

1.   DEFINITIONS

     For purposes of this Agreement:

     a. The term "TI" includes Texas Instruments Incorporated and, unless the context otherwise requires, all of its Subsidiaries.

     b. "Subsidiary" means any corporation, company or other entity of which more than 50% of the outstanding shares of stock entitled to vote for the election of directors (other than shares of stock whose voting rights are subject to restriction) are owned or controlled by either Party, directly or indirectly, now or hereafter during the term of this Agreement. Any corporation, company or other entity that would at any time be a Subsidiary of Projectavision or TI, as the case may be, by reason of the foregoing shall be considered a Subsidiary for the purposes of this Agreement only so long as the ownership or control, directly or indirectly, by Projectavision or TI, as the case may be, meets the conditions hereinabove set forth.

2.   INTENTIONALLY LEFT BLANK

3.   SPECIFIC PRODUCT ENGAGEMENTS

     Exhibit A to this Agreement will outline the product prices, quantity, description, part number (if available), and any other supplemental terms and conditions which the parties have agreed to. Future exhibits to this Agreement will be issued to reflect additional products and changes made to prior exhibits.

4.   CONFIDENTIAL INFORMATION

     All information exchanges, developments, and other intellectual property considerations which are deemed proprietary or confidential by either party, unless otherwise agreed to herein, shall be made pursuant to the Non-Disclosure Agreement (NDA) between TI and Projectavision effective 10 August 1994, herein incorporated by reference. Such NDA shall be in effect for, and automatically extended in all time periods through, the term of this OEM Basic Transaction Agreement.

     Any information provided to TI by Projectavision that pertains to interface and performance requirements of the TI subsystem and that is necessary for TI to effectively design and build DLP-based subsystems may be freely used by TI in formulating its product requirements and specifications irrespective of whether TI and Projectavision enter into or engage in any production agreement to sell/buy the DLP-based subsystems or any other projection display product and Projectavision shall not represent this information as proprietary or confidential and this information shall not be subjected to the NDA.

     This provision shall survive the expiration, termination or cancellation of this Agreement or any supplemental agreement issued hereunder.

5.   INTENTIONALLY LEFT BLANK

6.   TERM OF AGREEMENT

     This Agreement is effective as of the date indicated above. This Agreement shall expire five (5) years after the effective date of the Agreement and may be extended for additional period(s) of tune by mutual written consent of both parties. Immediately upon the expiration, termination, or cancellation of this Agreement, each Party will return to the other Party Confidential Information that was provided under this Agreement, unless otherwise mutually agreed to by both Parties.

7.   LANGUAGE

     This Agreement and all purchase orders shall be in the English language. The English language shall be controlling in all respects, and all versions of this Agreement and purchase orders in any other language shall in no way be binding upon the parties or affect the interpretation of this Agreement or purchase orders. All communications to be made under this Agreement or under any purchase order shall be in English.

8.   NOTICES

     Any notices required or permitted to be given under this Agreement or under any purchase order shall be in writing and shall be deemed valid and sufficient if delivered in person, or delivered by fax (provided the original is thereafter promptly dispatched by regular mail) to the following:

          To Projectavision:  Projectavision, Inc.
                              2 Penn Plaza, Suite 640
                              New York, NY 10121
                              Attention:               Martin I. Holleran
                              Telephone:               (212) 971-3000
                              Fax:                     (212) 971-6016

          To TI:
                              Texas Instruments Incorporated
                              13532 North Central Expressway, M/S 6
                              Dallas, Texas 75265
                              USA
                              Attention:               Paul A. Nolte
                              Telephone:               (214) 995-0355
                              Fax:                     (214) 927-4227



9.   ORDERING PROCEDURES

     a. Purchase orders shall be released with a header note stating that the order is released pursuant to the terms and conditions of this Agreement and any other terms and conditions as mutually agreed by the parties. Such orders shall reflect at a minimum, i) quantity, ii) product description, iii) unit price, iv) extended price, v) requested delivery date(s), vi) carrier, vii) ship to address, viii) bill to address, ix) specification/model number, x) quotation number.

     b.   Orders may be fax'd to: (214) 927-4221
          or e-mailed to:            nlte@ti.com

          Followed by hardcopy purchase order to:

                         Texas Instruments Incorporated
                         P0 Box 655012, Mail Station 6
                         Dallas, Texas 75265
                         Attention: Paul A. Nolte

     c. TI reserves the right to set a minimum order size if addressed in quotation.

     d. Terms or conditions reflected on the purchase order shall not apply. The purchase order shall only be used as a tool to place orders with TI and for TI to acknowledge the order.

     e. At the time TI delivers the ordered goods to the carrier, Projectavision authorizes TI to submit its invoice for the goods and Projectavision shall reimburse TI for the amounts specified on the invoice pursuant to the terms and method of payments provision of this Agreement.

     f. Unless otherwise notified in writing by Projectavision, Projectavision authorizes TI to make partial shipments of the goods. Projectavision agrees to reimburse TI for such partial shipments pursuant to the terms and method of payment provision of this Agreement.

10.  APPROVAL OF ORDERS

     Projectavision will place its purchase order(s) for the goods with TI's Digital Imaging organization, Dallas, Texas by releasing its order to the address, fax or e-mail identified within the "Ordering Procedures" paragraph of this Agreement. Orders not rejected in writing within ten (10) days after the date of receipt of Projectavision's purchase order(s) shall be deemed accepted.

11.  TERMS AND METHOD OF PAYMENTS

     Unless otherwise specified within this Agreement or any of its Exhibits, the terms of payment for goods shipped under this Agreement and accepted pursuant to Paragraph 15, Inspection of Goods, shall be net thirty (30) days from date of invoice and shall be subject to continuing credit approval. In the event Projectavision returns any goods to TI pursuant to Paragraph 15, Inspection of Goods, Projectavision agrees to remit payment for those goods not affected by Projectavision claim. If the goods are delivered in installments, Projectavision agrees to pay for each installment in accordance with the terms of payment hereof. If Projectavision fails to make each payment when it is due, in addition to any other remedies TI may have, TI reserves the right to withdraw credit and suspend or cancel performance under any open purchase order, refuse to accept any further supplemental agreements or orders, withhold shipment; or allow Projectavision to make other arrangements satisfactory to TI, which arrangements must be made prior to the shipment under any purchase order. Payment shall be made for the goods without regard to whether Projectavision has made or may make any inspection of the goods. Projectavision may remit payment to TI via electronic funds transfer (EFT) to:

                            NationsBank of Texas N.A.
                                   Via Fedwire
                                  901 Main St.
                                  Dallas, Texas
                                  ABA 111000012
                              For Texas Instruments
                               Account 1252104040
                           M/F Digital Imaging, Div. 4

     If payments are not made via EFT, payments shall be sent so as to arrive within 30 days of invoice date to:

                        Texas Instruments Digital Imaging
                                  P0 Box 840996
                            Dallas, Texas 75284-0996

     All payments made to TI shall be in US dollars and shall reflect the TI invoice number(s). Each party agrees to pay for their own bank charges associated with electronic funds transfers.

     Projectavision may not take any deductions or offsets of any kind from payments due TI as the result of other business relationships between Projectavision and TI.

12.  TAXES AND FEES

     The prices for the goods delivered under this Agreement do not include any taxes, levies, import duties, and fees of any kind, now or hereafter enacted, applicable to the goods sold pursuant to this Agreement. If any of the above described taxes or charges are charged or can be charged to TI, TI will invoice all such taxes or charges to Projectavision (exclusive of taxes based on TI's net income) and Projectavision agrees to immediately remit payment to TI in accordance to the payment terms of this Agreement, unless Projectavision provides TI for this Agreement or any subsequent purchase order, a tax exemption certificate(s) or licenses acceptable to the appropriate taxing authorities.

13.  TRANSPORTATION COSTS

     The prices for the goods delivered under this Agreement exclude all transportation costs, including but not limited to, freight, insurance and special handling and packaging. These costs will be the responsibility of Projectavision. TI plans to make all shipments EXW TI's point of shipment, freight collect. Projectavision shall specify a common carrier of their choosing for the shipment of goods. TI will contact the chosen carrier to arrange for receipt of goods at TI. If a carrier is not chosen by Projectavision, Projectavision authorizes TI to choose a carrier. Projectavision agrees to provide TI the carrier(s) account number to allow TI to ship freight collect. TI reserves the right to ship prepaid and invoice shipping charges.

14.  TITLE AND DELIVERY

     Title and risk of loss or damages to goods shipped will pass to Projectavision upon TI's tender of delivery of the goods to the Projectavision designated carrier or the TI chosen carrier and any loss or damage thereafter shall be Projectavision responsibility and shall not relieve Projectavision from any of its obligations hereunder. TX will pack the goods for shipment to Projectavision using commercial practices for the type of goods being sold pursuant to this Agreement.

15.  INSPECTION OF GOODS

     Projectavision shall use best efforts to inspect all incoming shipments within ten (10) days of receipt and agrees to furnish to TI in writing with any claim it may have for product deficiencies, shortages or specification noncompliance. Projectavision failure to make such a claim within the above specified period of time will be deemed by TI to constitute Projectavision acceptance of the goods and will not waive Projectavision warranty rights as covered within this Agreement.

     In the event that Projectavision submits a claim during the above Inspection Period to TI involving incorrect materials, defects in material, workmanship or specification noncompliance, Projectavision shall promptly notify TI and request instructions from TI to, at TI's option, either i) return the affected goods to TI's point of shipment, and TI will, upon confirmation of the claim, ship to Projectavision replacement goods via the same transportation method the original goods were shipped to Projectavision within a reasonable time, or ii) have TI make corrections at Projectavision's site. Any materials being returned to TI must be accompanied by a Return Material Authorization (RMA) number assigned by TI. TI shall use reasonable efforts to assign RMA number(s) within 24 hours of a request by Projectavision.

16.  DELIVERY SCHEDULE

     All delivery dates for goods which are set forth in the purchase order issued pursuant to this Agreement are estimated shipment dates from TI's point of shipment and TI will use reasonable efforts to meet these delivery dates. TI shall not be liable for any loss or expense (consequential or otherwise) incurred by Projectavision or Projectavision's customers if TI fails to meet the specified delivery schedule. In the event that there is a possibility of a considerable delay in the delivery of the goods, TI will notify Projectavision and TI will notify Projectavision and Projectavision will be afforded the following alternatives:

     o  Delivery is or will be delayed 1 to 30 days late:
                                               No Cancellation or Reschedule

     o  Delivery is or will be delayed 31 to 60 days late:
                                               Reschedule Delivery up to 60 days

     o  Delivery  is or will be  delayed 31 or more days late:
                                            Reschedule Delivery up to 60 days or
                                            Cancel Affected Shipment, at
                                            Projectavision option

     TI will use its reasonable efforts to bring the delivery schedule to a current status.

17.  SPECIFICATION OF GOODS

     TI and Projectavision will mutually agree as to the specification of the goods which will be delivered under any order pursuant to the terms of this Agreement. The specification may be identified in the purchase order and the goods delivered will comply to the specification. TI may, at its sole discretion and without notice to Projectavision, make any change to the goods sold under a resulting purchase order issued pursuant to this Agreement which do not affect the good's form, fit or function. If any changes do affect form, fit, or function, TI agrees to notify Projectavision and TI agrees not to ship any goods which have been affected without Projectavision approval. TI agrees to use reasonable efforts to notify Projectavision prior to TI implementing any changes which do not affect the good's form, fit, or function.

18.  LICENSING IN SPECIFIC FIELD OF USE

     In consideration of Projectavision placement of order(s) for the DLP projection subsystem sold under this Agreement, and for so long as Projectavision does not modify or allow modification of the DLP projection subsystem so as to changes its as delivered performance envelope, TI grants a worldwide, nonexclusive, royalty-free, patent license to Projectavision for the use of the purchased DLP projection subsystem in Projectavision products which i) are sold in the commercial marketplace, and ii) are used in products sold by Projectavision and incorporated into third party products which are then sold in the commercial or consumer marketplace. Projectavision agrees to indemnify TI from any claim or action brought against TI resulting from any Projectavision application or incorporation of DLP projection subsystems in products or goods other than as authorized in the preceding sentence, and Projectavision shall pay all damages and costs awarded against TI in any such claim or action.

19.  FORCE MAJEURE

     Neither party shall be liable for any failure to perform, in whole or in part, any term of this Agreement, any supplemental agreement or any order that is caused by the occurrence of any contingency beyond its control, including, but not limited to, any labor dispute, strike, war, act of war, insurrection, sabotage, riot, civil commotion, act of a public enemy, epidemic, accident, fire, storm, earthquake, explosion, flood, drought or other natural disaster, act of any governmental authority, judicial action or transportation embargo, provided such Party has exercised ordinary care in the prevention thereof, any such failure shall not be considered a breach of this Agreement, any supplemental agreement or any order. Production and deliveries may be allocated by TI in a reasonable manner in the event of shortage of goods.

20.  PERSONAL INJURY INDEMNIFICATION

     Neither Party shall be responsible for any death, damage, injury or loss suffered or incurred during visits to its facilities by any employee or Consultant of the other Party dispatched pursuant to this Agreement or any supplemental agreement, except for any death, damage, injury or loss resulting from the willful or grossly negligent act or omission of such party, its agent, employee or

     Consultant. Further, neither Party shall be responsible for any costs, expenses or damages suffered or incurred by the other Party, or for any claim, judgment or award against such other Party, or the defense thereof, arising out of any actions, assistance or services of its employees or Consultants hereunder, unless resulting from its own willful or grossly negligent act. Both parties agree to maintain general comprehensive liability, property damage and automobile liability insurance, including contractual endorsement and products hazards coverage, in reasonable amounts covering the obligations set forth in this Agreement and, upon request of the other party, the one party will provide the other party with a Certificate of Insurance indicating the amount of such insurance.

21.  WAIVER OF TERMS

     Failure of either party to enforce any term or condition of this Agreement or supplemental agreement will not be deemed to be a waiver of such term or condition.

22.  NON-ENFORCEMENT OF TERMS

     Should any clause, sentence, or paragraph of this Agreement judicially be declared invalid, unenforceable, or void, such declaration shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto hereby agree to undertake to replace that part or parts of this Agreement so held to be invalid, unenforceable, or void with a valid provision which shall be as close as possible to the intent of such part or parts.

23.  ASSIGNMENTS

     Neither party may assign this Agreement or any supplemental agreement in whole or in part without the prior written consent of the other party. Any purported assignment in violation of this provision shall be void.

24.  PUBLICITY

     Neither party shall publicly announce or otherwise disclose the terms of this Agreement or any supplemental agreement, advertise or release any publicity in regards to this Agreement or any supplemental agreement without securing the written consent of the other party. This provision shall survive the expiration, termination or cancellation of this Agreement or any supplemental agreement issued hereunder.

25.  CANCELLATION OF ORDERS

     Projectavision may cancel without cause all or any part of the undelivered portion of its purchase order(s) issued pursuant to this Agreement by providing 60 days advance written notice to TI if the units being canceled are standard assemblies, as denoted in Exhibit A and TI is capable of using the canceled product for other TI customers. In the event that the units being canceled are units which have been special ordered specifically for Projectavision and can not reasonably be used by other TI customers, then cancellation charges shall be negotiated between the parties which are based on costs incurred by TI.

26.  TERMINATION

     In the event of any material breach, including, but not limited to, non-payment, breach of the NDA, breach of Paragraph 34, of this Agreement by either Party, if such breach is not corrected within thirty (30) days after written notice is given to the Party in breach by the Party not in breach, then this Agreement may be terminated immediately by written notice to the Party in breach by the Party not in breach. Unless otherwise indicated in writing by the Party not in breach, upon termination of this Agreement, all activities under this Agreement shall terminate.

27.  DISPUTE RESOLUTION

     In the event of any dispute relating to this Agreement, any supplemental agreement, or any order and if the individuals designated by the Parties are unable to resolve such dispute through mutual agreement, the Parties agree that the dispute shall be addressed in the following manner before either Party proceeds with formal legal proceedings.

     Either Party may initiate the disputes process by sending formal notice of the dispute to the other party. Within ten (10) days of the receipt of such notice, the Parties agree that each of them shall designate a senior executive to address the dispute. These two senior executives shall endeavor to resolve the dispute through good faith negotiation. In the event that the senior executives are unable to agree to a resolution of the dispute within thirty (30) days of the receipt of notice of the dispute or any additional extension of time which is mutually agreed to by the parties, either Party may elect to proceed with appropriate legal proceedings. Notwithstanding the foregoing, neither Party shall be bound to follow the above procedures with respect to disputes relating to Confidential Information, Inventions or Intellectual Property Rights.

28.  PATENT INDEMNITY

     TI will defend any suit or proceeding brought against Projectavision insofar as such suit or proceeding is based on a claim that any goods manufactured and supplied by TI to Projectavision constitute direct infringement of any duly issued United States patent and TI shall pay all damages and costs finally awarded therein against Projectavision, provided that TI is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement and is given authority, information and assistance (at TI's expense) necessary to defend or settle said suit or proceeding. TI shall not be obligated to defend or be liable for costs and damages if the infringement arises out of compliance with Projectavision specifications for incorporation of Projectavision technology, designs, hardware and/or software in the goods, or from a combination with, an addition to, or a modification of the goods after delivery by TI, or from use of the goods, or any part thereof, in the practice of a process. TI's obligations hereunder shall not apply to any infringement occurring after Projectavision has received notice alleging the infringement unless TI has given written permission for such continuing infringement.

     If any goods manufactured and supplied by TI to Projectavision shall be held to infringe any United States patent and Projectavision shall be enjoined from using the same, TI will exert all reasonable efforts, at its option and at its expense, i) to procure for Projectavision the right to use such goods free of any liability for patent infringement or ii) to replace such goods with a non-infringing substitute otherwise complying substantially with all the requirements of this Agreement or iii) refund the purchase price and the transportation costs of such goods and terminate this Agreement.

     If the infringement by Projectavision is alleged prior to completion of delivery of the goods under this Agreement, TI may decline to make further shipments without being in breach of this Agreement, and provided TI has not been enjoined from selling said goods to Projectavision, TI agrees to supply said goods to Projectavision at Projectavision option, whereupon the patent indemnity obligations herein stated with respect to TI shall reciprocally apply with respect to Projectavision, this indemnity by Projectavision applying to, but not limited to, all damages awarded under 35 U.S.C. Sections 284 and 285.

     If any suit or proceeding is brought against TI based on a claim that the goods manufactured by TI and supplied to Projectavision in compliance with Projectavision specifications or by reason of the incorporation of Projectavision technology, designs, hardware, and/or software in the goods infringe any duly issued United States patent, then the patent indemnity obligations herein stated with respect to TI shall reciprocally apply with respect to Projectavision.

     THE SALE BY TI OF THE ITEMS ORDERED HEREUNDER DOES NOT GRANT TO, CONVEY OR CONFER UPON PROJECTAVISION OR PROJECTAVISION'S CUSTOMERS, OR UPON ANYONE CLAIMING UNDER PROJECTAVISION, A LICENSE, EXPRESSED OR IMPLIED UNDER ANY PATENT RIGHTS OF TI COVERING OR RELATING TO ANY COMBINATION, MACHINE OR PROCESS, WITH THE EXCEPTION AS PROVIDED IN THE "LICENSING IN SPECIFIC FIELD OF USE" PARAGRAPH, IN WHICH SAID ITEMS MIGHT BE OR ARE USED.

     THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF THE PARTIES HERETO FOR PATENT INFRINGEMENT AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, IN REGARD THERETO.

29.  WARRANTIES BY TI

     THE FOLLOWING ARE IN LIEU OF ALL CONDITIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED CONDITION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND OF ANY OTHER WARRANTY OBLIGATION ON THE PART OF TI.

     TI shall extend the following warranty for the goods delivered to
     Projectavision:

     For the period stated within Exhibit A after TI delivers the DLP subsystem to Projectavision, TI shall warrant the goods (subject to any exclusions or limitations provided in Exhibit A) against faulty workmanship or the use of defective materials. TI warrants that at the tune of delivery, TI has title to the goods free and clear of any and all liens and encumbrances. If such goods fail to conform to the warranty, TI's sole and exclusive maximum liability shall be (at TI's option) to either repair with new or like new parts, replace the goods, or credit Projectavision account, for faulty goods returned by Projectavision to TI during the applicable warranty period, provided that:

     i) TI is promptly notified in writing upon discovery by Projectavision that such goods failed to conform to the terms of the written specification with a detailed explanation of any alleged deficiencies, and

     ii) Projectavision receives a Return Material Authorization Number from TI, and

     iii) such goods being returned within the inspection period are returned at TI's expense to the address specified by TI, or

     iv) such goods being returned beyond the inspection period but still under warranty, shall be returned prepaid to the address specified by TI, and

     v) TI's examination of the goods confirms that the alleged deficiencies actually exist and were not caused by accident, misuse, neglect, alteration, improper installation, unauthorized repair or improper testing.

     TI shall have a reasonable period of time to make such repairs or replace such goods. Goods repaired or replaced under warranty shall be returned to Projectavision at TI's expense. Continued use or possession of the goods after expiration of the applicable warranty period stated above shall be conclusive evidence that the warranty is fulfilled to the full satisfaction of Projectavision.

     TI'S WARRANTIES AS HEREINABOVE SET FORTH SHALL NOT BE ENLARGED, DIMINISHED OR AFFECTED BY, AND NO OBLIGATION OR LIABILITY SHALL ARISE OR GROW OUT OF, TI'S RENDERING OF TECHNICAL ADVICE AND/OR SERVICE IN CONNECTION WITH PROJECTAVISION'S ORDER OF THE GOODS FURNISHED HEREUNDER.

30.  RETURNS

     For goods being returned to TI which TI can not find fault with the unit or TI "Can Not Duplicate" (CND) the symptom(s) described by Projectavision, TI and Projectavision agree to work together to determine the root cause of the fault so that corrective action may be taken.

     All returned goods must have the bar code label affixed to the goods. If TI determined that the bar code is missing or has been tampered with, warranty will not be applicable to the goods and the goods will be immediately returned to Projectavision without further action.

     All goods required to be returned to TI for either repair and/or warranty action shall be consolidated at Projectavision for return to TI at a frequency no greater than once per week, unless otherwise agreed to by the parties. Goods will be consolidated and returned to Projectavision, or its alternate destinations, once a week to a single point of receipt via ground transportation. All out-of-warranty goods being returned to Projectavision shall be shipped EXW TI's point of shipment, Freight Collect. Any repair costs associated with out-of-warrant returned goods shall be addressed under a quotation from TI.

     Goods being returned for warranty action shall receive a sixty (60) day warranty from the date of shipment from TI or the balance of the remaining original warranty period associated with the goods, whichever is greater.

31.  LIMITATION OF LIABILITY

     EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT OR ANY SUBSEQUENT MODIFICATION TO THIS AGREEMENT, THE LIABILITY OF TI, IF ANY, AND PROJECTAVISION's SOLE AND EXCLUSIVE REMEDY FOR DAMAGES FOR ANY CLAIM OF ANY KIND WHATSOEVER WITH RESPECT TO THIS AGREEMENT, ANY SUPPLEMENTAL AGREEMENT FOR PRODUCTS OR WITH RESPECT TO ANY OF THE GOODS COVERED THEREBY, AND REGARDLESS OF THE LEGAL THEORY OR THE DELIVERY OR NON-DELIVERY OF PRODUCTS, WILL NOT BE GREATER THAN THE ACTUAL PURCHASE PRICE OF THE GOODS WITH RESPECT TO WHICH SUCH CLAIM

     IS MADE. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, COSTS OF REMOVAL AND REINSTALLATION OF ITEMS, LOSS OF GOODWILL, LOSS OF REVENUES OR PROFITS, LOSS OF USE, INJURY TO PERSONS OR PROPERTY) ARISING OUT OF ANY BREACH OF THIS AGREEMENT WHETHER SUCH DAMAGES ARE LABELED IN TORT, CONTRACT, OR INDEMNITY, EVEN IF TI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

32.  INTENTIONALLY LEFT BLANK

33.  CHANGES

     Once TI acknowledges and accepts a negotiated purchase order for the specific goods, no changes shall be authorized unless authorized representatives of both parties mutually agree in writing to all aspects of the requested change.

34.  BRANDING, ADVERTISING, TRADEMARKS AND TRADE NAMES

     Both parties acknowledge and agree that company trademarks and trade names are paramount to the identification of the product or products being sold in the marketplace. Each party agrees that they will have no right, claim or interest in any trademark or trade name which is owned by the other party.

     Projectavision will not use TI's Corporate Signature or the TI Corporate Logo in its advertising and promotion of the products. Projectavision will use TI's name and will use the Digital Light Processing, DLP, Digital Micromirror Device, DMD, and "Wafer-D" trademarks and logos (hereinafter "Trademarks") in its advertising and documentation of the products. Projectavision will ensure that neither the TI name nor the Trademarks are displayed in any manner which may imply:

     o that Projectavision is owned or controlled by TI, in whole or in party;

     o    that TI is not the exclusive owner of TI's name and mark;

     o    that TI and Projectavision are not separate and independent entities

     In order to comply with the above, whenever Projectavision's name appears in Projectavision's documentation or advertising, together with the name "Texas Instruments" (and/or the Trademarks), Projectavision's name must appear first and must be more prominent than either the name "Texas Instruments" or the Trademarks. TI's name must be spaced from Projectavision's name by a sufficient distance to avoid any suggestion that the two companies are not separate and independent. Unless otherwise provided for in "The DLP(TM) System Branding Program", whenever the Trademarks are incorporated into written documentation, they must be located near the name "Texas Instruments" in order to preserve a close association of the TI name with the Trademarks. TI ownership of the Trademarks must be expressly stated in all advertising and documentation, for example, in a footnote.

     Any product names that includes "TI", the name "Texas Instruments", or the Trademarks must be submitted to TI for approval in advance of its release or distribution.

     TI's name and Trademarks are to be associated with TI, and with the TI products and services only, and are not to be associated with Projectavision. For example, TI's name, and the Trademarks must not appear on Projectavision's business cards or letterheads, unless TI ownership and their association with the products or services also appears on the same item.

     Projectavision shall display the TI DLP logo(s) on systems or higher level assemblies that contain DMD or DLP brand products as components. The display of the logo(s) shall be in accordance with the current written general policy as set forth in Exhibit B. Projectavision shall likewise require its customers who are value added systems suppliers, or similar value added resellers to display the TI DLP logo(s), and to do so in accordance with TI's current written general policy as set forth in Exhibit
     B. If TI shall in the future adopt any new or revise such policies, Projectavision agrees to cooperate in reasonable respects to implement such revised policies and Projectavision shall require its customers to do likewise.

     Projectavision agrees that it will inform TI of any possible trademark infringement which comes to its attention. Projectavision will deliver to TI when requested any papers and assist in conducting any legal proceedings at TI's expense which TI shall deem necessary, in order to protect its trademarks and trade names.

     Projectavision also agrees that it will not remove or alter any tag, label or other identifying marks placed by TI on the products.

35.  APPLICABLE LAW AND JURISDICTION

     This Agreement and matters connected with its performance shall be governed and construed in accordance with the laws of the State of Texas, USA, without giving effect to such state's conflict of laws principles. Each party hereby irrevocably consents to the jurisdiction of the federal and state courts located in the Northern District of Texas, USA. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

36.  MODIFICATION OF THIS AGREEMENT

     This Agreement, including Exhibit A and Exhibit B, together with any supplemental agreements issued and accepted hereunder, and the NDA, supersedes the Memorandum of Understanding dated 23 October 1995 and sets forth the entire understanding and agreement between the Parties as to the subject matter hereof and supersedes any previous communications, representations or agreements, either oral or written, with respect to the subject matter hereof. Neither Party shall be bound by any modification of this Agreement or supplemental agreement unless such modification is in writing and signed by an authorized representative of the Party to be bound thereby. No course of dealing or usage of trade or course of performance shall be relevant to explain or supplement any term expressed in this Agreement.

37.  SURVIVAL OF CLAUSES

     Notwithstanding anything herein to the contrary, the following clauses shall survive the expiration or termination of this Agreement: 4, 8, 18, 20, 22, 23, 24, 27, 28, 29, 30, 31, 34, 35, and this clause.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the latter of the dates signed below.


TEXAS INSTRUMENTS INCORPORATED                    PROJECTAVISION, INC.
Corporate Venture Projects



By: /s/ Robert W. England                         By:    /s/ Martin J. Holleran
------------------------------------------               -----------------------
Name:   Robert W. England                         Name:  Martin J. Holleran
Title:  Senior Vice President                     Title: President/CEO
        Manager, Digital Video Operations
        Digital Imaging

Date: 9/18/96                                      Date: 9/5/96

                                 Projectavision
                           Exhibit A to OEM Agreement
                           Product Description/Pricing
                             dated 9 September 1996


  Description                                  Part Number              Price
  -----------                                  -----------              -----
                                             Projectavision
                                             --------------
Digital Projection System (DPS)                    TBD                 $2,500.00
Model DPS1A1A2 (Rear Projection Only)

Front Projection Lens                              TBD                   $450.00


Note: Unless otherwise annotated within this Agreement or any modifications thereto, TI and Projectavision agree that the units defined in Exhibit A are "standard assemblies".

Supplemental Terms and Conditions:

1.   Delivery Lead Time

     The delivery lead time of Digital Projection System engines (DPS) is 12 weeks from receipt of the purchase order to having the goods on dock at Projectavision. Shipment is based on ground transportation.

2.   Schedule Modification

     Purchase order delivery dates may be rescheduled, either pulled up or pushed out, based on the mutual agreement between Projectavision and TI.

3.   Repair Turnaround Time

     The repair turnaround time for goods received back from Projectavision until the goods are shipped back to Projectavision is thirty (30) days after receipt of the goods back at TI or other TI designated location.

4.   12 Month Rolling Product Forecast

     Projectavision agrees to provide TI on a monthly basis a rolling 12 month forecast for the product. TI understands that the quantities of product ordered under resulting purchase order(s) for shipment during the delivery period shall closely represent the good faith forecast quantities provided to TI by Projectavision for the product ordered.

5.   Price Adjustments

     Prices for products will be monitored regularly by TI and Projectavision and TI may adjust prices to compensate for fluctuations in material or other direct costs, yields, change in quantity requirements, or changes in market conditions. Any price increase will not affect purchase orders in TI's then current backlog and scheduled to ship to Projectavision within the next 90 days. Any price decrease will have an effective date associated with it and the price of any goods scheduled to ship on or after this effective date will be adjusted to reflect the new reduced price. TI agrees to provide Projectavision with a thirty (30) day notification of any price increase. Price and quantities ordered vs. forecasted will be evaluated by TI and Projectavision on a quarterly basis.

6.   Warranty

     The warranty for production DPS goods is fifteen (15) months from date of shipment from TI. If a warranty claim is made during the first three (3) months after the initial shipments of DPS, Projectavision agrees to return the defective DPS for repair or replacement, at TI's option. Thereafter, TI will repair or replace the defective subassemblies of the DPS returned to TI. The warranty for new spares, less lamp, is six (6) months from date of shipment from TI. There is no warranty for the lamp.

7.   Initial 12 Month Forecast

     Sept. 1996                    100
     Nov. Through Dec. 1996        500 per month
     Jan. 1997                     1,500
     Feb. 1997 through Aug 1997    2,000 per month

8.   Service Program

     The service program is based on Projectavision providing service to its dealers and end users. TI can provide training and engineering documentation to Projectavision which allows Projectavision to service the DPS to the repairable subassembly level.

9.   Future Product Support

     TI will provide spares subassembly parts to Projectavision for three (3) years following the last shipment of production units to Projectavision. Projectavision must make a lifetime buy before the end of the three year period.

10.  Payment Terms

     For as long as Projectavision is not in breach of this Agreement, TI agrees to extend to Projectavision payment terms of net 60 days from date of invoice for all purchase orders received by TI through May 1997 and scheduled for delivery through August 1997. For purchase orders issued after May 1997, the payment terms shall be as specified within the Agreement, Paragraph 11, entitled Terms and Method of Payments.

Accepted by:

TEXAS INSTRUMENTS INCORPORATED                     PROJECTAVISION, INC.
Ccvrporate Venture Projects


By: /s/ Robert W. England                         By:    /s/ Martin J. Holleran
------------------------------------------               -----------------------
Name:   Robert W. England                         Name:  Martin J. Holleran
Title:  Senior Vice President                     Title: President/CEO
        Manager, Digital Video Operations
        Digital Imaging

Date: 9/18/96                                      Date: 9/5/96